EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT is made on June 7, 2006 between SteelCloud, Inc. ("SteelCloud") and Cliff Sink ("Employee").

         WHEREAS, SteelCloud desires to employ Employee as SteelCloud's President and Chief Executive Officer and Employee desires to accept such employment from SteelCloud; and
         WHEREAS the parties desire to record the arrangements made for such employment; NOW, THEREFORE, the parties agree as follows:

         1. TERM OF EMPLOYMENT. Employee's employment with SteelCloud shall continue from the date first above written through June 30, 2009, subject to the termination rights of either party as set forth in sections 5 or 7 below. This Agreement shall continue thereafter from year to year unless terminated by either party pursuant to the terms of this Agreement.

         2. DUTIES AND POSITION. Employee shall be the President and Chief Executive Officer of SteelCloud, and shall exert his best efforts to provide day to day executive management in furtherance of SteelCloud's business, which shall include, but not be limited to, all aspects of the operating of the business, development and cultivation of business relationships and opportunities, marketing, advertising, promotion, hiring, firing and supervision of all employees, office management, and fulfilling all administrative functions in the operation of SteelCloud's business. Employee shall report directly to SteelCloud's Board of Directors. The parties contemplate that Employee shall work not less than full time, and shall be available seven days a week, as needed, throughout the period of this Agreement.

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         3. SALARY / BENEFITS.

                  a. For his services, SteelCloud shall pay Employee a Base Salary as follows: Fiscal Year 2006 $200,000 (prorated through October 31, 2006, including credit for amounts paid by SteelCloud through the date of this Agreement.)

         Fiscal Year       2007             $237,500
         Fiscal Year       2008             $237,500
         Fiscal Year       2009             $237,500


The Employee's base salary shall be payable pro rata on the regular payroll days of the company, less federal, state, and local taxes and other required withholdings. The Base Salary is subject to section 5 of this Agreement. In addition, as Additional Salary, SteelCloud shall pay Employee a bonus as follows:

         Fiscal Year 2006                   $20,833 (payable in equal monthly
         increments on the last business day of each month between the date of this agreement and October 31, 2006)

         Fiscal Year 2007                   Up to $37,500 if Employee meets the
         Financial Plan, and up to $100,000 if Employee exceeds Financial Plan

         Fiscal Year 2008                   Up to $37,500 if Employee meets the
         Financial Plan, and up to $100,000 if Employee exceeds Financial Plan

         Fiscal Year 2009                   Up to $37,500 if Employee meets the
         Financial Plan, and up to $100,000 if Employee exceeds Financial Plan


The precise amount of the Additional Salary in fiscal years 2007,2008 and 2009 shall be determined in the reasonable discretion of the Board of Directors.

                  b. For purposes of calculating Employee's Additional Salary, if any, the term "Financial Plan" shall mean that Plan to which SteelCloud's Board of Directors and Employee agree at least 90 days before the end of each of SteelCloud's fiscal years and applicable to the next fiscal year, addressing the following criteria separately for each fiscal quarter: revenue, profits, If the parties cannot agree on a Financial Plan, then SteelCloud's Board of Directors may unilaterally adopt the plan it reasonably believes is appropriate for SteelCloud.

                  c. In addition to the salary set forth above, SteelCloud shall provide to Employee the following employee benefits: (1) paid family coverage health and dental insurance under the standard SteelCloud policies for said insurance and (2) paid vacation and sick leave pursuant to the standard SteelCloud policies.


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                  d. In addition, upon presentation of satisfactory
documentation, Employee shall be reimbursed those out of pocket expenses reasonably incurred in the performance of his duties. SteelCloud reserves the right to refuse reimbursement of expenditures which were not pre-approved and which SteelCloud finds are not appropriate.

                  e. In addition to the foregoing, SteelCloud shall offer Employee stock options subject to a stock option agreement to be entered into by the parties, allowing the exercise of the option for 100,000 shares of SteelCloud stock (SCLD) over a three (3) year period beginning on the date the stock option agreement is executed.

                  5. SteelCloud shall takes all steps available to it to seek to have its Board of Directors appoint employee to a now-vacant seat on the Board, pursuant to Article III, section 4 of SteelCloud's bylaws.

        4. EMPLOYEE TO DEVOTE FULL TIME TO COMPANY.

                  a. Employee will exert his best efforts, energies and attention on a full time basis to the business of SteelCloud. During this employment, Employee will not engage in any other non-passive business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage.

                  b. Employee agrees that he will not compete, directly or indirectly, with the business of SteelCloud during the period of his employment relationship with SteelCloud. Employee understands that the term "not compete" as used in this paragraph shall mean that he shall not own, manage, operate, consult with, or be employed by, a business similar to or competitive with the present business of SteelCloud or such other business activity in which SteelCloud may engage during the term of his employment relationship with SteelCloud. He understands that the "present business of SteelCloud" as used in this paragraph shall mean any business related directly or indirectly to the design, development, distribution, or sale of hardware or software. "Own" does not include an ownership interest in the securities of a publicly traded company which is an interest less than 1% of the outstanding publicly traded shares of the company.


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         5. DISABILITY/ILLNESS. If Employee is unable to perform his duties (as described in paragraph number 2, as a result of illness and such illness continues for more than sixty consecutive (60) days, SteelCloud may terminate Employee's employment, and/or modify this Agreement with regard to Employee's compensation and duties.

         6. CONFIDENTIALITY/PROPRIETARY INFORMATION. Employee acknowledges that during the course of his employment relationship with SteelCloud, there may be disclosed to him certain trade secrets, methodology, or other proprietary data of SteelCloud and others with which SteelCloud has contractual relationships (hereinafter "Confidential Information"); said Confidential Information consisting of, but not limited to: customer lists, pricing data, SteelCloud's financial information, technical information, and marketing, production, or merchandising systems or plans. Employee agrees that he shall not during, or at any time after the termination of, his employment relationship with SteelCloud, use for himself or others, or disclose or divulge to others, including but not limited to future employers or other businesses with which he may have a contractual relationship, any Confidential Information. Should Employee reveal or threaten to reveal any of this information, SteelCloud shall be entitled to an injunction restraining Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and SteelCloud may pursue any other remedies it has against Employee for a breach or threatened breach of this condition, including the recovery of damages from Employee.

         7.       TERMINATION OF AGREEMENT.
                  a. If SteelCloud shall terminate Employee without cause, SteelCloud shall pay Employee severance equal his base salary through the balance of the term. SteelCloud may pay this severance, at its option, in a lump sum, or in installments no less often than SteelCloud's regular salary payment schedule.


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                  b. In the event that SteelCloud underperforms relative to the
Financial Plan as defined in paragraph 3.b., the Board of Directors may terminate Employee at any time after June 7, 2007 by paying the lesser of (a) one year base salary, or (b) the balance of the base salary for the remaining term of the contract. Underperforms means either (i) two consecutive quarters in which the Financial Plan is missed by a margin of at least 15 percent of planned revenue or 10% of planned net income or (ii) the annual plan is missed by a margin of 15% percent of planned annual revenue or 10% of planned net income.

                  c. If SteelCloud shall terminate the Employee for cause other than underperforming relative to the Financial Plan, Employee shall have no right to receive any notice or severance pay. "For cause" as used in this paragraph shall mean: (a) a deliberate and willful disregard of standards of behavior which SteelCloud has a right to expect. The standards of behavior which SteelCloud has a right to expect shall include, but shall not be limited to, the following: (i) commits a crime, (ii) convicted of a felony (iii) fails to comply with instructions of the Board of Directors (iv) habitual abuse of drugs and/or alcohol (v) deliberately participating in conduct that harms or injures SteelCloud including: misappropriation of SteelCloud assets, competition with SteelCloud, total failure to perform assigned work, and breach of fiduciary duty.

                  d. Employee agrees that, immediately upon the termination of his relationship with SteelCloud, regardless of the reason, he shall return to SteelCloud all Confidential Information and also all other documents and property of SteelCloud, including, but not necessarily limited to: data descriptions, reports, manuals, correspondence, customer lists, computers, and all other materials and all copies thereof relating in any way to SteelCloud's business, or in any way obtained by him during the course of his employment relationship with SteelCloud. Employee further agrees that he shall not retain copies, notes or abstracts of the foregoing.

         8.       RESTRICTION ON POST EMPLOYMENT.

                  a. For a period of two (2) years after the termination of Employee's employment, notwithstanding the cause or reason for termination, Employee shall not compete, directly or indirectly, with SteelCloud. Employee understands that the term "not compete" as used in this paragraph shall mean that he shall not (i) own, manage, operate, consult with, or be employed by, a competing business in the United States; (ii) solicit or assist in the solicitation of any of SteelCloud's accounts or customer(s); or (iii) encourage any of SteelCloud's other employees to cease their employment with SteelCloud. Employee understands that the term "competing business" as used in this paragraph means any business engaged in the design, development, distribution, or sale of hardware or software that competes with SteelCloud branded appliances (including antivirus, intrusion protection, and security appliances), or the providing of any services that compete with the Company's consulting service offerings.


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                  b. Employee agrees that SteelCloud may notify any future or prospective employer or third party business with which Employee may contract of the existence of this agreement. Employee agrees that the foregoing post-employment restrictions are reasonable given the national scope of SteelCloud's products and services.

                  c. As an additional and cumulative remedy to any other remedy available to SteelCloud, the covenants contained in this Agreement shall be enforceable by specific performance and by preliminary and permanent injunctive relief and if any court of record shall finally adjudicate that the constraints provided for herein are too broad as to the area, activity, time covered, or any other matter, then said area, activity, time covered, or any other matter may be reduced to whatever extent the court deems reasonable and the covenants may be enforced as to such reduced area, activity, time, or other matter.

         9. ASSISTANCE IN LITIGATION. Employee shall, upon reasonable notice, furnish such information and proper assistance to SteelCloud as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after his employment. In the event that Employee fails to assist SteelCloud, it shall reimburse SteelCloud all legal fees, court costs and damages resulting in whole or in part from this failure to assist.

         10.      ENFORCEMENT PROVISIONS.

                  a. Each party agrees that, if it breaches any of the terms of this agreement, it shall pay the other party the costs that party may incur in enforcing this agreement or seeking damages for his breach, including reasonable attorney's fees. In the event that either party is required to seek legal assistance to obtain compliance with this Agreement or to enforce the provisions of this Agreement, the second party shall pay to the first party in addition to all the sums that it may be called on to pay, all the first party's costs and expenses, including, but not limited to, attorneys' fees actually incurred by that party regardless of whether court action is initiated.

                  b. Any legal action brought to enforce any claim or right arising from the provisions of this agreement shall be brought in the court of appropriate jurisdiction in the County of Fairfax in the Commonwealth of Virginia and the law of the Commonwealth of Virginia shall govern. If any of the provisions of this Agreement shall contravene, or be invalid under, the laws of the Commonwealth of Virginia, such contravention or invalidity shall not invalidate the entire Agreement, but it shall be construed as if not containing the particular provision or provisions held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.
         11. NOTICES. Any notice or communication required or permitted by the terms of this Agreement shall be deemed received when hand delivered to the person to whom the notice is directed, or when otherwise received by that person as demonstrated by any mail, facsimile, or commercial courier receipt:


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                  If to the Company, notice shall be directed to:


                  Board of Directors, Compensation Committee Chairman
                  SteelCloud
                  14040 Park Center Road, Suite 210
                  Herndon, VA 20171

                  If to Employee, notice shall be directed to

                  Cliff Sink
                  11503 Turnbridge Lane
                  Reston, VA 20194


                  or to such other address as either party may designate from time to time by written notice to the other party.

         12.      MISCELLANEOUS PROVISIONS.
                  a. This Agreement sets forth all of the parties' promises, agreements, conditions, warranties and representations, oral or written, express or implied, among them with respect to the terms of employment, and there are no promises, agreements, conditions, warranties or representations, oral or written, express or implied, among them with respect to the terms of employment other than as set forth herein.

                  b. This Agreement supercedes any prior agreements between Employee and SteelCloud or any predecessors of Employee and SteelCloud.

                  c. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if placed in writing and signed by each party or an authorized representative of each party.

                  d. This Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective successors, heirs, and personal representatives.

                  e. This Agreement shall not be assignable by Employee.

                  f. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of his Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

                  g. The parties hereto stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor.

         IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date indicated above.

/S/ JAMES BRUNO                                      /S/ CLIFTON W. SINK
---------------                                      -------------------
SteelCloud, Inc. by                                  Employee
its


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